EXHIBIT 97
TRAVELZOO

CLAWBACK POLICY

If the Board of Directors (the “Board”) determines that a Senior Executive (as defined below) has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Board will review all performance-based compensation awarded to or earned by that Senior Executive on the basis of performance during fiscal periods materially affected by the restatement. This would include annual cash incentive/bonus awards and all forms of equity-based compensation. If, in the Board’s view, the performance-based compensation would have been lower if it had been based on the restated results, the Board will, to the extent permitted by applicable law, seek recoupment from that Senior Executive of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances.

Generally, this review would include consideration of:

•the Board’s view of what performance-based compensation would have been awarded to or earned by the Senior Executive had the financial statements been properly reported;
•the nature of the events that led to the restatement;
•the conduct of the Senior Executive in connection with the events that led to the restatement;
•whether the assertion of a claim against the Senior Executive could prejudice Travelzoo’s overall interests and whether other penalties or punishments are being imposed on the Senior Executive, including by third parties such as regulators or other authorities; and
•any other facts and circumstances that the Board deems relevant.

Any recoupment under this Policy may be in addition to any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.

For purposes of this Policy, “Senior Executives” means Travelzoo’s executive officers (as defined under the Securities and Exchange Act of 1934, as amended), Travelzoo’s other principal corporate officers (as elected by the Board) and other key employees who are designated from time to time by the Board. Nothing contained in this Policy will limit the Company’s ability to seek recoupment, in appropriate circumstances (including circumstances beyond the scope of this Policy) and as permitted by applicable law, of any amounts from any employee, whether or not the employee is a Senior Executive.

The Board may delegate one or more of the duties or powers described in this Policy to one or more Committees of the Board consisting solely of independent directors.

As adopted by the Board of Directors of the Company on October 10, 2022